Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR THIRD QUARTER 2015

ALISO VIEJO, CA  – October 29, 2015 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the third quarter ended September 30, 2015.

Third Quarter 2015 Operational Results (as compared to Third Quarter 2014):

•

Comparable Hotel RevPAR, including adoption of the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (“USALI Eleventh Revised Edition”), which became effective January 1, 2015, increased 3.9% to $177.49.

•

Comparable Hotel Adjusted EBITDA Margin, including the effects of $2.9 million in property tax increases at the Company’s Chicago and Orlando hotels combined with the USALI Eleventh Revised Edition adoption, and excluding prior year property taxes, net decreased 40 basis points to 31.4%.

•	Adjusted EBITDA increased 3.0% to $94.2 million.
•	Adjusted FFO attributable to common stockholders per diluted share increased 5.9% to $0.36.
•	Income attributable to common stockholders increased 99.1% to $58.8 million.
•	Income attributable to common stockholders per diluted share increased 100% to $0.28.

John Arabia,  President and Chief Executive Officer, stated, “Our portfolio met the high-end of our expectations for the third quarter despite a tougher year over year comparison due to anticipated calendar shifts and a material unanticipated increase to real estate taxes. We continue to see strength with the group customer which, combined with the imbedded growth from our on-going hotel repositionings, causes us to currently believe that we will see strong operating results for the next few years. In addition to the organic growth in our portfolio, we will continue to seek opportunities to selectively dispose of assets when we can realize a value in excess of our internal valuation.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	Change		2015	2014	Change

Comparable Hotel RevPAR	$177.49	$171.47	3.5%		$170.74	$161.71	5.6%
Comparable Hotel RevPAR, including USALI Eleventh Revised Edition adoption		$170.87	3.9%			$161.19	5.9%

Comparable Hotel Occupancy	86.0%	86.4%	(40)	bps	84.2%	83.7%	50	bps
Comparable Hotel ADR	$206.38	$198.46	4.0%		$202.78	$193.20	5.0%
Comparable Hotel ADR, including USALI Eleventh Revised Edition adoption		$197.77	4.4%			$192.58	5.3%

Comparable Hotel Adjusted EBITDA Margin	31.4%	32.2%	(80)	bps	31.1%	30.5%	60	bps
Comparable Hotel Adjusted EBITDA Margin, including USALI Eleventh Revised Edition adoption		31.8%	(40)	bps		30.1%	100	bps

Net Income	$63.1	$33.6			$117.9	$73.7
Income Attributable to Common Stockholders per Diluted Share	$0.28	$0.14			$0.50	$0.32
Adjusted EBITDA	$94.2	$91.4			$270.3	$235.2
Adjusted FFO Attributable to Common Stockholders	$74.8	$69.5			$209.4	$169.3
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.36	$0.34			$1.01	$0.89

Disclosure regarding the non-GAAP financial measures in this release is included on pages 6 through 7. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 14 of this release. Comparable Hotel Adjusted EBITDA Margin and Comparable Hotel Adjusted EBITDA Margin, including USALI Eleventh Revised Edition adoption, both exclude prior year property taxes, net.

The Company’s actual results for the quarter ended September 30, 2015 compare to its guidance originally provided as follows:

Metric	Quarter Ended September 30, 2015 Guidance (1)	Quarter Ended September 30, 2015 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR Growth, including USALI Eleventh Revised Edition adoption	+3.0% - 4.0%	3.9%	+0.4%
Net Income ($ millions)	$33 - $37	$63	+$28.0
Adjusted EBITDA ($ millions)	$90 - $94	$94	+$2.0
Adjusted FFO Attributable to Common Stockholders ($ millions)	$70 - $74	$75	+$3.0
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.34 - $0.35	$0.36	+$0.015
Diluted Weighted Average Shares Outstanding	207,900,000	207,800,000	-100,000

(1)	Represents guidance presented on August 6, 2015.

Third Quarter 2015 Transaction Highlights

In September 2015, the Company sold BuyEfficient, an electronic purchasing platform that allows members to procure food, operating supplies, furniture, fixtures and equipment, for net proceeds of $26.4 million. The Company recognized a net gain on the sale of $11.7 million. Coterminous with the sale of BuyEfficient, the Company wrote off $8.4 million of goodwill, along with net intangible assets of $6.2 million related to certain trademarks, customer and supplier relationships and intellectual property related to internally developed software.

Recent Developments

In September 2015, the Company entered into a term loan supplement agreement under its credit facility, which provides the Company with a six month period within which the Company has the option to borrow up to $85.0 million. On October 29, 2015, the Company drew the total available funds of $85.0 million. The Company expects to use the proceeds on October 30, 2015, combined with cash on hand, to repay the $85.9 million loan secured by the Renaissance Harborplace, which loan is scheduled to mature in January 2016. The $85.0 million unsecured term loan matures in September 2022, and bears interest based on a pricing grid with a range of 180 to 255 basis points over LIBOR, depending on the Company’s leverage ratios. Additionally, the Company entered into a swap agreement effective October 29, 2015, fixing the LIBOR rate at 1.591% for the duration of the $85.0 million term loan. Based on the Company’s current leverage, the loan reflects a fixed rate of 3.39%. Following the Company’s expected repayment of the loan secured by the Renaissance Harborplace in October 2015, it will have  19 unencumbered hotels, 14 of which are held by subsidiaries whose interests are pledged to the Company’s credit facility.

Bryan Giglia, Chief Financial Officer, stated, “The refinancing of the loan on the Renaissance Harborplace with a new seven-year term loan reduces our average interest rate, extends our average maturity and increases the number of our unencumbered assets to 19. We will continue to seek opportunities to proactively reduce our cost of capital and add financial flexibility to our already strong balance sheet.”

Balance Sheet/Liquidity Update

As of September 30, 2015, the Company had approximately $267.7 million of cash and cash equivalents, including restricted cash of $91.5 million.

As of September 30, 2015, the Company had total assets of $3.9 billion, including $3.5 billion of net investments in hotel properties, total consolidated debt of $1.3 billion and stockholders’ equity of $2.3 billion.

Capital Improvements

The Company invested $33.6 million into capital improvements of its portfolio during the three months ended September 30, 2015.  The Company expects to invest approximately $145 million to $160 million into its portfolio in 2015,  and expects $4.0 million to $5.0 million of room revenue displacement resulting from the renovations. Major 2015 renovations in process include:

•

Boston Park Plaza:  Year-to-date, the Company has invested $31.2 million to complete the repositioning of the hotel’s public and retail space. During the seasonally slower fourth quarter 2015 and first quarter 2016, the Company expects to commence and substantially complete the final phase of the renovation program, which includes the hotel’s guestrooms and suites, consistent with prior expectations.

•

Wailea Beach Marriott Resort & Spa:    The Company has commenced on its comprehensive repositioning of the hotel, which includes renovation of the meeting space, a restaurant, various hotel systems and one of the hotel’s three pools in 2015. A complete renovation of all guestrooms and remaining public spaces is expected to be completed in 2016.

2015 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, early lease termination costs,  prior year property tax assessments and/or credits, debt repurchases or unannounced financings during 2015.  The guidance presented takes into account various accounting changes as stipulated by the industry’s USALI Eleventh Revised Edition, which became effective in January 2015. Guidance for 2015 Comparable Hotel RevPAR and Comparable Hotel Adjusted EBITDA Margins has been presented to reflect growth rates compared to prior year as if these 2014 statistics included the USALI Eleventh Revised Edition changes. Actual Comparable Hotel RevPAR and Comparable Hotel Adjusted EBITDA Margin change from prior year will differ slightly. The Company is presenting 2014 Comparable Hotel RevPAR and Comparable Hotel Adjusted EBITDA Margins on an as reported basis and on a pro forma basis, which will include the USALI Eleventh Revised Edition changes.

For the fourth quarter of 2015, the Company expects:

Metric	Quarter Ended December 31, 2015 Guidance
Comparable Hotel RevPAR Growth	+ 2.5% - 4.0%
Net Income ($ millions)	$19 - $25
Adjusted EBITDA ($ millions)	$76 - $82
Adjusted FFO Attributable to Common Stockholders ($ millions)	$57 - $62
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.27 - $0.30
Diluted Weighted Average Shares Outstanding	207,900,000

For the full year of 2015, the Company expects:

Metric	Prior Full Year 2015 Guidance (1)	Adjustments (2)	Adjusted Prior Full Year 2015 Guidance	Current Full Year 2015 Guidance	Change in Full Year 2015 Guidance Midpoint
Comparable Hotel RevPAR Growth	+5.0% - 6.5%	̶	+5.0% - 6.5%	+4.75% - 5.5%	-0.7%
Net Income ($ millions)	$110 - $121	-$0.4	$110 - $121	$136 - $142	+$23.5
Adjusted EBITDA ($ millions)	$347 - $356	-$0.6	$346 - $355	$346 - $352	-$1.5
Adjusted FFO Attributable to Common Stockholders ($ millions)	$265 - $274	-$0.6	$264 - $273	$266 - $271	̶
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.28 - $1.32	̶	$1.28 - $1.32	$1.28 - $1.30	-$0.01
Diluted Weighted Average Shares Outstanding	207,700,000	̶	207,700,000	207,600,000	-100,000

(1)	Reflects guidance presented on August 6, 2015.
(2)	Adjustments include the fourth quarter effects of the sale of BuyEfficient, which occurred in September 2015.

Fourth quarter and full year 2015 guidance are based in part on the following assumptions:

•

Fourth quarter hotel revenue disruption of $2.5 million to $3.0 million, an increase of $1.5 million to $2.0 million from prior projection, related to the repositioning at the Wailea Beach Marriott Resort & Spa, which is expected to negatively impact fourth quarter Comparable Hotel RevPAR by 150 basis points.

•

Full year Comparable Hotel Adjusted EBITDA Margin (as compared to 2014 adjusted for the USALI Eleventh Revised Edition) expansion of approximately 50 to 100 basis points, a reduction of 25 basis points to the midpoint of the prior range to reflect an annual increase of approximately $3.8 million in real estate taxes, primarily at the Company’s hotels located in Chicago.

•	Full year corporate overhead expense (excluding stock amortization and one-time expenses related to acquisition closing costs and severance charges) of approximately $21.5 million to $22.5 million.
•

Full year interest expense of approximately $66 million to $67 million, including approximately $3.0 million in amortization of deferred financing fees, and excluding approximately $1.4 million of capital lease obligation interest.

•

Full year expense of approximately $1.2 million in one-time costs related to property-level restructuring, hotel-level severance, and management company transition costs, and $0.3 million in one-time costs related to an early lease termination at the Boston Park Plaza.

•

Full year hotel revenue disruption of $2.0 million to $3.0 million related to cancellations resulting from civil unrest in Baltimore, Maryland. During the third quarter, the Company received a business interruption insurance settlement of approximately $0.6 million related to a portion of the disruption from civil unrest.

•	Full year preferred dividends of $9.2 million for the Series D cumulative redeemable preferred stock.
•	Sale of BuyEfficient in September 2015, eliminating approximately $0.625 million of EBITDA in the fourth quarter of 2015, compared to prior guidance.

Mr. Arabia added, “The reduction in our full year outlook is almost entirely attributable to the increase in property tax and additional renovation disruption related to the acceleration of certain improvements at the Marriott Wailea, rather than any notable change in our expectations for near-term operating fundamentals.”

Dividend Update

Based on current guidance, the Company expects to pay a fourth quarter “catch-up” dividend to holders of record on December 31, 2015 of approximately $0.48 to $0.52 per share of common stock, payable in January 2016. The fourth quarter “catch-up” dividend may be paid in cash and/or a combination of cash and shares of common stock. The Company expects to declare the final amount and composition of its fourth quarter “catch-up” dividend in December 2015. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

On October 28, 2015, the board of directors declared a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The Series D dividends will be paid on January 15, 2016 to stockholders of record as of December 31, 2015.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss third quarter 2015 financial results on October 30, 2015, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-888-417-8465 (for domestic callers) or 1-719-457-1512 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of October 29, 2015 has interests in 30 hotels comprised of 14,313 rooms. Sunstone’s hotels are primarily in the urban, upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton,  Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•	Proactive portfolio management;
•	Focused asset management;
•	Disciplined external growth; and
•	Continued balance sheet strength.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of October 29, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel adjusted EBITDA; and hotel adjusted EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders,  hotel adjusted EBITDA and hotel adjusted EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly the same as the Company does. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•	Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Non-controlling interests: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership,  as well as any preferred dividends earned by investors in an entity that owns the Doubletree Guest Suites Times Square, including related administrative fees.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO attributable to common stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments such as executive severance costs, lawsuit settlement costs, prior year property tax assessments and/or credits,  property-level restructuring, severance and management transition costs,  lease buyouts and any gains or losses we have recognized on sales or redemptions of assets other than real estate investments because we do not believe these costs reflect our actual performance for that period and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile.  We  also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the non-cash gains or losses on our derivatives, as well as any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel adjusted EBITDA and hotel adjusted EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of hotel adjusted EBITDA results in a more accurate presentation of the hotel adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 30 comparable hotels include all hotels held for investment as of September 30, 2015,  and also include prior ownership results for the Wailea Beach Marriott Resort & Spa acquired in July 2014.  We obtained prior ownership information from the Wailea Beach Marriott Resort & Spa's previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages 10 and 11. Reconciliations and the components of hotel adjusted EBITDA and hotel adjusted EBITDA margin are set forth on page 14.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,190	$222,096
Restricted cash	91,541	82,074
Accounts receivable, net	47,818	34,227
Inventories	1,363	1,439
Prepaid expenses	11,877	14,909
Total current assets	328,789	354,745

Investment in hotel properties, net	3,523,290	3,538,129
Deferred financing fees, net	10,637	8,201
Goodwill	990	9,405
Other assets, net	8,077	14,485

Total assets	$3,871,783	$3,924,965

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$33,401	$32,577
Accrued payroll and employee benefits	30,495	31,919
Dividends payable	12,730	76,694
Other current liabilities	50,341	36,466
Current portion of notes payable	206,822	121,328
Total current liabilities	333,789	298,984

Notes payable, less current portion	1,106,341	1,307,964
Capital lease obligations, less current portion	15,575	15,576
Other liabilities	35,258	33,607
Total liabilities	1,490,963	1,656,131

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 207,604,391 shares issued and outstanding at September 30, 2015 and 204,766,718 shares issued and outstanding at December 31, 2014	2,076	2,048
Additional paid in capital	2,457,566	2,418,567
Retained earnings	416,804	305,503
Cumulative dividends	(662,744)	(624,545)
Total stockholders' equity	2,328,702	2,216,573
Non-controlling interests in consolidated joint ventures	52,118	52,261
Total equity	2,380,820	2,268,834

Total liabilities and equity	$3,871,783	$3,924,965

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Room	$233,787	$223,877	$666,756	$606,944
Food and beverage	68,371	64,273	219,820	192,917
Other operating	22,437	19,633	61,671	52,257
Total revenues	324,595	307,783	948,247	852,118
Operating expenses
Room	58,332	57,492	169,742	159,829
Food and beverage	50,381	45,649	153,412	133,666
Other operating	5,605	5,475	16,073	15,476
Advertising and promotion	15,325	14,114	46,252	40,740
Repairs and maintenance	11,859	12,053	34,798	33,640
Utilities	9,374	9,511	26,736	25,588
Franchise costs	10,591	10,022	30,009	28,360
Property tax, ground lease and insurance	25,649	22,550	72,413	63,015
Property general and administrative	37,828	32,908	109,384	93,793
Corporate overhead	6,046	7,177	27,222	21,410
Depreciation and amortization	41,331	40,000	122,911	115,588
Total operating expenses	272,321	256,951	808,952	731,105
Operating income	52,274	50,832	139,295	121,013
Interest and other income	576	981	3,350	2,588
Interest expense	(16,405)	(18,052)	(51,020)	(54,666)
Loss on extinguishment of debt	—	(531)	(2)	(531)
Gain on sale of asset	11,682	—	11,682	—
Income before income taxes and discontinued operations	48,127	33,230	103,305	68,404
Income tax (provision) benefit	(938)	413	(1,256)	79
Income from continuing operations	47,189	33,643	102,049	68,483
Income from discontinued operations	15,895	—	15,895	5,199
Net income	63,084	33,643	117,944	73,682
Income from consolidated joint ventures attributable to non-controlling interests	(1,982)	(1,803)	(6,643)	(5,704)
Preferred stock dividends	(2,300)	(2,300)	(6,900)	(6,900)
Income attributable to common stockholders	$58,802	$29,540	$104,401	$61,078

Basic and diluted per share amounts:
Income from continuing operations attributable to common stockholders	$0.20	$0.14	$0.42	$0.29
Income from discontinued operations	0.08	—	0.08	0.03
Basic and diluted income attributable to common stockholders per common share	$0.28	$0.14	$0.50	$0.32

Basic and diluted weighted average common shares outstanding	207,604	202,800	207,264	188,901

Dividends declared per common share	$0.05	$0.05	$0.15	$0.15

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$63,084	$33,643	$117,944	$73,682
Operations held for investment:
Depreciation and amortization	41,331	40,000	122,911	115,588
Amortization of lease intangibles	1,027	1,028	3,084	3,086
Interest expense	16,405	18,052	51,020	54,666
Income tax provision (benefit)	938	(413)	1,256	(79)
Non-controlling interests:
Income from consolidated joint ventures attributable to non-controlling interests	(1,982)	(1,803)	(6,643)	(5,704)
Depreciation and amortization	(865)	(844)	(2,566)	(2,489)
Interest expense	(386)	(495)	(1,149)	(1,630)
Discontinued operations:
Income tax provision	105	—	105	—
EBITDA	119,657	89,168	285,962	237,120

Operations held for investment:
Amortization of deferred stock compensation	824	1,453	5,505	4,769
Amortization of favorable and unfavorable contracts, net	43	38	(136)	130
Non-cash straightline lease expense	496	505	1,491	1,517
Capital lease obligation interest - cash ground rent	(351)	(351)	(1,053)	(1,053)
Gain on sale of assets, net	(11,707)	(27)	(11,708)	(82)
Severance costs associated with sale of BuyEfficient	1,636	—	1,636	—
Loss on extinguishment of debt	—	531	2	531
Gain on redemption of note receivable	—	—	(939)	—
Closing costs - completed acquisitions	—	376	—	534
Prior year property tax adjustments, net	(765)	(35)	(865)	(3,270)
Property-level restructuring, severance and management transition costs	474	—	1,157	—
Lease termination costs	—	—	300	—
Costs associated with CEO severance	—	—	5,257	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)	(338)	(338)
Loss on extinguishment of debt	—	(133)	—	(133)
Prior year property tax adjustments, net	—	—	—	696
Discontinued operations:
Gain on sale of assets, net	(16,000)	—	(16,000)	(5,199)
	(25,463)	2,244	(15,691)	(1,898)

Adjusted EBITDA	$94,194	$91,412	$270,271	$235,222

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$63,084	$33,643	$117,944	$73,682
Preferred stock dividends	(2,300)	(2,300)	(6,900)	(6,900)
Operations held for investment:
Real estate depreciation and amortization	40,921	39,600	121,708	114,401
Amortization of lease intangibles	1,027	1,028	3,084	3,086
Gain on sale of assets, net	(11,707)	(27)	(11,708)	(82)
Non-controlling interests:
Income from consolidated joint ventures attributable to non-controlling interests	(1,982)	(1,803)	(6,643)	(5,704)
Real estate depreciation and amortization	(865)	(844)	(2,566)	(2,489)
Discontinued operations:
Gain on sale of assets, net	(16,000)	—	(16,000)	(5,199)
FFO attributable to common stockholders	72,178	69,297	198,919	170,795

Operations held for investment:
Write-off of deferred financing fees	—	—	455	—
Amortization of favorable and unfavorable contracts, net	43	38	(136)	130
Non-cash straightline lease expense	496	505	1,491	1,517
Non-cash interest related to (gain) loss on derivatives, net	2	(161)	12	(395)
Loss on extinguishment of debt	—	531	2	531
Gain on redemption of note receivable	—	—	(939)	—
Closing costs - completed acquisitions	—	376	—	534
Prior year property tax adjustments, net	(765)	(35)	(865)	(3,270)
Income tax benefit related to prior years	—	(762)	—	(762)
Property-level restructuring, severance and management transition costs	474	—	1,157	—
Lease termination costs	—	—	300	—
Costs associated with CEO severance	—	—	5,257	—
Amortization of deferred stock compensation associated with CEO severance	—	—	1,623	—
Severance costs associated with sale of BuyEfficient	1,636	—	1,636	—
Income tax provision related to gain on sale of BuyEfficient	720	—	720	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)	(338)	(338)
Non-cash interest related to loss on derivative	(1)	—	(3)	—
Loss on extinguishment of debt	—	(133)	—	(133)
Prior year property tax adjustments, net	—	—	—	696
Discontinued operations:
Income tax provision	105	—	105	—
	2,597	246	10,477	(1,490)

Adjusted FFO attributable to common stockholders	$74,775	$69,543	$209,396	$169,305

FFO attributable to common stockholders per diluted share	$0.35	$0.34	$0.96	$0.90

Adjusted FFO attributable to common stockholders per diluted share	$0.36	$0.34	$1.01	$0.89

Basic weighted average shares outstanding	207,604	202,800	207,264	188,901
Shares associated with unvested restricted stock awards	218	558	265	503
Diluted weighted average shares outstanding	207,822	203,358	207,529	189,404

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Fourth Quarter 2015

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	December 31, 2015
	Low	High

Net income	$18,800	$24,500
Depreciation and amortization	41,400	41,400
Amortization of lease intangibles	1,000	1,000
Interest expense	16,000	16,500
Income tax provision	400	400
Non-controlling interests	(2,700)	(2,900)
Amortization of deferred stock compensation	1,100	1,100
Non-cash straightline lease expense	400	400
Capital lease obligation interest - cash ground rent	(400)	(400)
Adjusted EBITDA	$76,000	$82,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$18,800	$24,500
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	41,200	41,200
Amortization of lease intangibles	1,000	1,000
Non-controlling interests	(2,300)	(2,500)
Non-cash straightline lease expense	400	400
Adjusted FFO attributable to common stockholders	$56,800	$62,300

Adjusted FFO attributable to common stockholders per diluted share	$0.27	$0.30

Diluted weighted average shares outstanding	207,900	207,900

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2015

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2015
	Low	High

Net income	$136,100	$141,800
Depreciation and amortization	164,300	164,300
Amortization of lease intangibles	4,100	4,100
Interest expense	67,200	68,000
Income tax provision	1,700	1,700
Non-controlling interests	(12,900)	(13,400)
Amortization of deferred stock compensation	6,500	6,500
Non-cash straightline lease expense	1,400	1,400
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Gain on sale of asset	(11,700)	(11,700)
Severance costs associated with sale of BuyEfficient	1,600	1,600
Gain on redemption of note receivable	(900)	(900)
Prior year property tax adjustments, net	(900)	(900)
Property-level restructuring, severance and management transition costs	1,200	1,200
Lease termination costs	300	300
Costs associated with CEO severance	5,300	5,300
Discontinued operations	(15,900)	(15,900)
Adjusted EBITDA	$346,000	$352,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$136,100	$141,800
Preferred stock dividends	(9,200)	(9,200)
Real estate depreciation and amortization	162,800	162,800
Amortization of lease intangibles	4,100	4,100
Gain on sale of asset	(11,700)	(11,700)
Non-controlling interests	(11,400)	(11,900)
Write-off of deferred financing fees	500	500
Non-cash straightline lease expense	1,400	1,400
Gain on redemption of note receivable	(900)	(900)
Prior year property tax adjustments, net	(900)	(900)
Property-level restructuring, severance and management transition costs	1,200	1,200
Lease termination costs	300	300
Costs associated with CEO severance	5,300	5,300
Amortization of deferred stock compensation associated with CEO severance	1,600	1,600
Severance costs associated with sale of BuyEfficient	1,600	1,600
Income tax provision related to gain on sale of BuyEfficient	700	700
Discontinued operations	(15,900)	(15,900)
Adjusted FFO attributable to common stockholders	$265,600	$270,800

Adjusted FFO attributable to common stockholders per diluted share	$1.28	$1.30

Diluted weighted average shares outstanding	207,600	207,600

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Comparable Hotel Adjusted EBITDA and Margins

(Unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property taxes, net (1) (4)	31.4%	32.2%	31.1%	30.5%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption (2) (6)	31.7%	31.8%	31.2%	30.4%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding prior year property taxes, net (3) (4) (6)	31.4%	31.8%	31.1%	30.1%

Total revenues	$324,595	$307,783	$948,247	$852,118
Non-hotel revenues (5)	(2,076)	(1,904)	(6,217)	(5,377)
USALI adjustments (6)	—	3,710	—	12,070
Total Actual Hotel Revenues	322,519	309,589	942,030	858,811
Prior ownership hotel revenues (7)	—	2,485	—	33,369
Prior ownership USALI adjustments (6)	—	—	—	166
Total Actual/Comparable Hotel Revenues	$322,519	$312,074	$942,030	$892,346

Net income	$63,084	$33,643	$117,944	$73,682
Non-hotel revenues (5)	(2,076)	(1,904)	(6,217)	(5,377)
Non-hotel operating expenses (8)	4,120	2,352	9,229	7,188
Property-level restructuring, severance and management transition costs (9)	474	—	1,157	—
Lease termination costs (9)	—	—	300	—
Corporate overhead	6,046	7,177	27,222	21,410
Depreciation and amortization	41,331	40,000	122,911	115,588
Interest and other income	(576)	(981)	(3,350)	(2,588)
Interest expense	16,405	18,052	51,020	54,666
Loss on extinguishment of debt	—	531	2	531
Gain on sale of asset	(11,682)	—	(11,682)	—
Income tax provision (benefit)	938	(413)	1,256	(79)
Income from discontinued operations	(15,895)	—	(15,895)	(5,199)
Actual Hotel Adjusted EBITDA	102,169	98,457	293,897	259,822
Prior ownership EBITDA (7)	—	850	—	11,610
Comparable Hotel Adjusted EBITDA	102,169	99,307	293,897	271,432
Prior year property taxes, net (4)	(765)	(35)	(865)	(3,266)
Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net (4)	$101,404	$99,272	$293,032	$268,166

* Footnotes on page 15

(1)

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net divided by Total revenues, net of non-hotel revenues, plus prior ownership hotel revenues.

(2)	Comparable Hotel Adjusted EBITDA Margin, including USALI adoption is calculated as Comparable Hotel Adjusted EBITDA divided by Total Actual/Comparable Hotel Revenues.
(3)

Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding prior year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net divided by Total Actual/Comparable Hotel Revenues.

(4)

Prior year property taxes, net for the three months ended September 30, 2015 and 2014 excludes the additional net benefit of $0.8 million and $35,000, respectively.  Prior year property taxes, net for the nine months ended September 30, 2015 and 2014 excludes the additional net benefit of $0.9 million and $3.3 million, respectively.

(5)

Non-hotel revenues represent revenues earned by BuyEfficient, as well as the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa.

(6)

USALI adjustments represent the changes needed to conform the Company's hotel revenues to the industry's Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition,  which became effective January 1, 2015.

(7)

Includes the Wailea Beach Marriott Resort & Spa hotel revenues and EBITDA generated during the prior ownership period for the Wailea Beach Marriott Resort & Spa acquired by the Company on July 17, 2014. The Company obtained prior ownership information from the Wailea Beach Marriott Resort & Spa’s previous owner during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition.

(8)

Non-hotel operating expenses represent expenses generated by BuyEfficient, as well as the following: the amortization of lease intangibles; the amortization of the favorable management agreement recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile; non-cash straightline lease expense; and capital lease obligation interest - cash ground rent.

(9)

Property-level restructuring, severance and management transition costs for both the three and nine months ended September 30, 2015 includes restructuring and severance costs at the Marriott Philadelphia ($20,000) and the Renaissance Washington D.C. ($0.4 million), combined with management company transition costs at the Hilton New Orleans St. Charles ($0.1 million). Property-level restructuring, severance and management transition costs for the nine months ended September 30, 2015 also includes $0.7 million in Boston Park Plaza relaunch costs. Lease termination costs for the nine months ended September 30, 2015 includes $0.3 million incurred by the Boston Park Plaza.